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                                 EXHIBIT 11.0
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                                        QUESTRON TECHNOLOGY, INC.
                          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                              For the nine months                    For the years ended
                                                               ended September 30,                       December 31,
                                                           -------------------------                 ----------------------
                                                           1996                 1995                 1995              1994
                                                           ----                 ----                 ----              ----
Average number of shares of common stock
outstanding during the period                            15,354,842            11,138,217           11,533,067        2,793,402



Assumed conversion of the Series A Preferred                     --                    --                   --          280,000
Stock, as of the beginning of the period

Assumed exercise of dilutive stock options and
warrants, based on the treasury
method of accounting using the period-end market price
per share of the Registrant's common stock                   19,636             2,097,357            2,309,798        2,774,021
                                                        -----------           -----------          -----------       ----------

Fully diluted average number of shares of
common stock and common stock equivalents
outstanding during the period                            15,374,478            13,235,574           13,842,865        5,847,423
                                                         ==========            ==========           ==========      ===========

Net income (loss) available to common                    $  389,501            $  229,117           $  352,187      $  (641,033)
shareholders                                             ==========            ==========           ==========      ===========

Net income (loss) per common share                       $      .03            $      .02           $      .03      $      (.11)
                                                         ==========            ==========           ==========      ===========
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         The calculation for the nine month periods ended September 30, 1996 and 1995, and for the year ended December 31, 1994 is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to Paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.